Exhibit 99.1

Ascendis	Pharma A/S

Restricted	Stock Unit Program

Terms and Conditions, 1 March 2026

1	Introduction and purpose

1.1

The purpose of this document is to set out the general terms and conditions for the Restricted Stock Unit Program (the “RSU Program”) of Ascendis Pharma A/S, CVR no. 29918791 (the “Company”). These general terms and conditions (the “Terms and Conditions”) apply to all restricted stock units granted under the RSU Program by the Company (“Restricted Stock Units”).

1.2

The purpose of the Program is to align the interests of the Participants with the interests of the Company’s shareholders, to incentivize and share the continued success of Ascendis Pharma; and to retain employees contributing to the long-term success of Ascendis Pharma.

1.3

Restricted Stock Units (each referred to as an “RSU” and collectively “RSUs”) may be granted to members of the senior management team, non-executive directors and other employees (each referred to as a “Participant” and collectively the “Participants”) employed with the Company or another company within the Company’s group of companies (a “Group Company”). The Company’s Board of Directors may also at its sole discretion decide to grant RSUs to consultants or members of the Company’s Board of Directors, who are then also deemed Participants.

1.4

One (1) RSU represents a right for the Participant to receive one (1) ADS (as defined below) or one (1) ordinary share in the Company (“Share”) upon vesting, as determined by the Company at its discretion, if the vesting conditions in clause 4.2 are met or waived by the Board of Directors at its discretion.

1.5

One (1) Ascendis Pharma A/S American Depositary Share (each referred to as an “ADS” and several collectively as “ADSs”) represents one (1) Share with a nominal value of DKK 1.00 as agreed pursuant to that certain Deposit Agreement dated 27 January 2015 between Ascendis Pharma A/S, The Bank of New York Mellon as depositary and owners and holder of ADSs from time to time

2	Plan documents

2.1	The RSU Program consists of the following documents:

•	These Terms and Conditions

•	An electronic grant acceptance form (the “Grant Acceptance”)

•

A country specific addendum, if applicable, which specifies any special rules or terms that may apply for Participants in a particular country, which may differ from the terms and conditions described in these Terms and Conditions

•	A statement by the Employer pursuant to the Danish Share Option Act (“Employer Statement”), if applicable (Danish employees only).

2.2	In the event of discrepancies between the Terms and Conditions and the other documents set out in clause 2.1, the provisions of the other documents shall prevail.

3	Grant of RSUs

3.1

The Board of Directors of Ascendis Pharma A/S may in its sole discretion, at any given point in time, decide to grant RSUs. The Board of Directors may decide on the timing of the grant, the Participants that will receive such grant and the number of RSUs to be granted.

3.2

Grants shall be made electronically through issuance of a specified number of RSUs to the Participants’ account on the Company’s chosen online share platform provider (the “Online RSU Platform”) and confirmed through issuance of a Grant Acceptance accessed through the Online RSU Platform (a ”Grant”). In order to receive RSUs, the Participant is required to actively accept the Grant. If the Participant does not accept the Grant within 30 days following the Grant Date (as specified in the Grant Acceptance), such Grant is forfeited without compensation or payment of any kind to the Participant and the RSUs cannot be reinstated.

3.3	RSUs are issued and granted to the Participant free of charge.

3.4

Receipt of one or several Grants does not constitute a promise or a right to any additional Grants. Neither the first Grant nor any subsequent Grants under the RSU Program shall imply that the Participant is entitled to be granted RSUs in respect of any future Grants under the RSU Program or any other incentive Programs in the Company.

3.5

RSUs are personal and cannot be transferred, assigned, or subject to charging orders, including in connection with division of property on divorce or legal separation, for ownership or as security without the consent of the Board of Directors except in the event of the Participant’s death pursuant to clauses 7.1 and 7.2.

4	Vesting of RSUs

4.1

The Company’s obligation to deliver and the Participant’s right to receive the ADSs or Shares represented by granted RSUs is triggered (i.e. the RSUs shall vest) with respect to 1/3rd of a Grant on each yearly anniversary date of the Grant Date (each a “Vesting Date”) subject to fulfilment of the vesting conditions in clause 4.2.

4.2	It is a condition for vesting that:

a)	the Participant has opened and maintained access to a specific purpose brokerage account with a recognized financial institution chosen by the Company.

b)

the Participant is still either employed, appointed as member of the board, or retained as consultant by the Company or a Group Company on the Vesting Date according to clause 4.1. If RSUs have been granted to board members, consultants or advisors, the Board of Directors may at its discretion impose specific vesting conditions. “Employed by” shall mean that the employee is still entitled to receive a salary from the Company or Group Company on the vesting date.

4.3

In the event that the Participant takes a leave of absence – other than maternity or paternity leave – and the leave exceeds 60 days, the number of RSUs that will vest according to clause 4.1 will, except as otherwise required by applicable law, be reduced on a pro-rata basis to reflect the absence during the vesting period. The number of RSUs that vest will be rounded down to the nearest whole number of RSUs.

4.4	Vesting occurs automatically on the anniversary date of the Grant Date if the conditions set forth in clause 4.2 are satisfied.

4.5	Vesting of RSUs is free of charge for the Participant.

4.6	RSUs that do not vest according to the terms set forth in clauses 4.2 or 4.3 will automatically lapse without further notice and without compensation or payment of any kind.

4.7	The Board of Directors may at its discretion and on an individual basis decide to deviate from the vesting principles in clause 4.1 and/or the vesting conditions in clause 4.2.

4.8

The Board of Directors may at its discretion either in general or on an individual basis decide to include special conditions for vesting, which can be related to performance, share price development or other indicators. In the event that special additional vesting principles and/or conditions are applied to a specific Grant, which deviate from or are not described in these general Terms and Conditions, such specific vesting principles and/or conditions will be detailed in the Grant Acceptance and/or the Employer Statement, as applicable, and such conditions will then apply only to that specific Grant.

4.9

If the stipulated vesting on a given vesting date does not amount to a whole number of RSUs, the number shall be rounded down to the nearest whole number; however, all remaining RSUs shall always vest on the third vesting date, i.e., on the third anniversary date of the Grant Date if the conditions set forth in clause 4.2 are satisfied.

5	Delivery of ADSs or Shares

5.1	Upon vesting either one (1) ADS or one (1) Share per RSU, as determined by the Company at its discretion, is delivered to the Participant free of charge pursuant to clauses 5.2 and 5.3.

5.2  In case the Company or one of its Group Companies has a Tax withholding obligation upon vesting with respect to a Participant, the Company may instruct a financial institution chosen by the Company to initiate the sale, on Participant’s behalf, of a number of ADSs or Shares (referred to as “sell-to-cover”), or withhold a number of ADSs or Shares (referred to as “withhold-to-cover”) or use any other method permitted by Section 9, as are necessary to satisfy the applicable Tax withholding obligations arising exclusively from the vesting of the RSUs. The Company or the Group Company (as relevant) will remit the proceeds directly to the taxing authorities. Only the net amount of ADSs or Shares will be subsequently delivered to the Participant.

5.3  It is a precondition for vesting according to clause 4.2 and for the Company’s transfer of ADSs or Shares to the Participant that the Participant has access to or opens a specific account with a recognized financial institution chosen by the Company. Any costs (corresponding to market costs) arising from such account shall be borne by the Participant, including fees for accepting the transfer of the ADSs or Shares, maintenance of the account and transaction fees associated with any subsequent sale. The Participant is responsible for providing the Company with correct and sufficient details to enable the delivery of ADSs or Shares, and carries the full risk associated with delivery failure if the account details are insufficient or incorrect, or if the account is not available for delivery. The Participant is also responsible for providing the recognized financial institution with sufficient data and/or personal details to enable the financial institution to comply with local and/or international obligations and to avoid requirements for excess Tax withholding.

5.4  The cost of transferring ADSs or Shares from the Company’s account to the Participant’s account is paid for by the Company.

5.5

As soon as practicable following vesting, but no later than thirty (30) days after vesting, the Company shall transfer the applicable number of ADSs or Shares corresponding to the vested RSUs (subject to any deduction applied according to clause 5.2) to the Participant’s account in a recognized financial institution chosen by the Company. The Company shall not be responsible for any delays in the delivery of ADSs or Shares, whether caused by the Participant, third parties or other matters outside the control of the Company, and no compensation shall be paid to the Participant in such cases.

5.6	When ADSs or Shares are delivered to the Participant’s account, the Participant is free to sell, pledge or otherwise dispose of the ADSs or Shares.

5.7

Trading with the Company’s ADSs or Shares is subject to applicable laws and regulations (as well as internal Company guidelines) in force from time to time, including the prohibitions against insider trading and the Company’s Insider Trading Compliance Policy. Where a Participant is in possession of inside information at the time of receiving the ADSs or Shares, or the Company has imposed a black-out on the Participant at the time of receiving the ADSs or Shares, such Participant shall not sell ADSs or Shares at such time. The Participant must also observe restrictions against trading in closed trading periods, where applicable.

6	Cash Settlement

6.1

Upon vesting of RSUs, the Company may at its sole discretion choose to make a cash settlement instead of delivering ADSs or Shares. A cash settlement implies that the Company pays a cash amount per RSU corresponding to the Volume Weighted Average Price as calculated and provided by Nasdaq of the ADSs on the vesting date (or the Volume Weighted Average Price of the Shares as calculated and provided by the stock exchange on which the Shares trade), which will be paid as soon as possible, but no later than thirty (30) days following the vesting date.

6.2

In case the Company or one of its Group Companies has a Tax withholding obligation with respect to the Participant, the Company or a Group Company (as appropriate) may make a deduction from the cash settlement to be paid to the Participant of an amount corresponding to the value of the Tax that the Company or Group Company is required to withhold, or use any other method permitted by Section 9 to satisfy the applicable Tax withholding obligations, to the maximum extent permitted by law.

6.3	If the Company decides to make a cash settlement instead of delivering ADSs or Shares, the Company shall inform the Participant as soon as possible prior to or immediately after the vesting date.

7	Death of Participant

7.1  If a Participant dies prior to vesting, unless otherwise determined by the Company’s Board of Directors in accordance with clause 7.2, all unvested RSUs will lapse automatically without notice and without compensation at the time of the Participant’s death.

7.2  The Company’s Board of Directors may at any time in its sole discretion decide to grant an exemption or deviate from clause 7.1 and accelerate vesting for all unvested RSUs to a specific date. In such cases, the Company will work with the estate of the deceased Participant to determine the settlement of the RSU Program either in part or in full.

8	Change in capital structure, merger, demerger, liquidation, etc.

8.1

Changes in the Company’s capital structure causing a change of the potential possibility of gain attached to an RSU shall require an adjustment of the number of unvested RSUs in so far as possible, so that the potential possibility of gain remains the same before and after the occurrence of an incident causing the adjustment. The adjustment shall be carried out with the assistance of the Company’s external advisor. The adjustment may be affected either by increase or reduction of the number of RSUs, or other such adjustments as deemed fit.

8.2

RSUs shall not be adjusted as a result of the Company’s grant of further RSUs, employee shares, share options, and/or warrants as a part of employee share option schemes (including and additionally options to board members, advisors and consultants) or other instruments convertible or exchangeable into or otherwise confer a right to receive Shares or ADSs provided that such instrument were convertible and/or exchangeable at market price at the time of issuance of such instruments. RSUs shall, furthermore, not be adjusted as a result of capital increases following the exercise of such options and/or warrants.

8.3	If it is decided to issue bonus shares in the Company, the number of unvested RSUs shall be adjusted by multiplying by the factor:

1

α

where:

α=     A

(A+B)

A = the nominal share capital before issue of bonus shares, and

B = the total nominal value of bonus shares.

8.4

If it is decided to increase or reduce the share capital in the Company at a price below the market price (not including market-based discounts in connection with directed offerings) (in relation to capital decreases also above the market price), the number of unvested RSUs shall be adjusted by multiplying by the factor:

1

α

where:

α=  (A x K) + (BxT)

  (A+B) x K

A = nominal share capital before the change in capital

B = nominal change in the share capital

K = market price / closing price of the share on the day prior to the announcement of the change in the share capital, and

T = subscription price/reduction price in relation to the change in the share capital

8.5	If it is decided to change the nominal value of the Company’s shares, the number of unvested RSUs shall be adjusted by multiplying by the factor:

1

α

where:

α=    A .

(B)

A = nominal value of each share after the change, and

B = nominal value of each share before the change

8.6

If the Company decides to pay dividends, the part of the dividends exceeding 10 per cent of the equity capital shall lead to a cash payment to the Participant upon vesting of the RSUs, of an amount that equals the dividends the Participant would have received had the RSUs vested prior to the dividend payment and ADSs or Shares therefore been transferred to the Participant as the legal owner. Such dividend equivalent payments will take place as soon as practicable following vesting, but no later than thirty (30) days after the vesting date.

8.7	Should the Company be liquidated, all unvested RSUs shall vest so that the Participant becomes the legal owner of the ADSs or Shares immediately preceding the relevant transaction.

8.8

If the Company merges as the continuing company, RSUs shall remain unaffected unless, in connection with the merger, the capital is increased at a price other than the market price and in that case the number of RSUs shall be adjusted in accordance with clause 8.4.

8.9	If the Company merges as the terminating company or is demerged, the Board of Directors may choose one of the following possibilities:

a)	The vesting is accelerated for all unvested RSUs to a date immediately prior to the merger/demerger is completed, or

b)

New share instruments are granted in the continuing company/companies of a corresponding financial pre-tax value to replace the RSUs, which then lapse without further compensation. On demerger the continuing company/companies may decide in which company/companies the Participants receive the new share instruments.

8.10	If:

a)

at any time, due to a transaction or a series of transactions, more than 30 percent of the share capital in the Company is directly or indirectly held by a single shareholder or a group of shareholders acting in concert (excluding BNY (Nominees) Limited); or

b)	the Company sells substantially all of the Company’s assets

and such transaction constitutes a “change in control event” within the meaning of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), then all outstanding RSUs shall immediately vest and ADSs or Shares must be delivered within 14 business days thereafter.

8.11	If the Company decides to delist the Company, the Board of Directors may choose one of the following possibilities:

a)	The vesting is accelerated for all unvested RSUs to a date immediately prior to the delisting, or

b)

All unvested RSUs are cancelled and a cash amount equal to the volume weighted average trading price of a corresponding number of ADSs or Shares on the day prior to the Company’s or ADS or Share holders’ decision to delist the Shares is paid to the Participant. In case the Company or one of its Group Companies has a Tax withholding obligation with respect to the Participant, the Company or a Group Company (as appropriate) may make a deduction from the cash settlement to be paid to the Participant of an amount corresponding to the value of the Tax that the Company or Group Company is required to withhold, or use any other method permitted by Section 9 to satisfy the applicable Tax withholding obligations, to the maximum extent permitted by law.

8.12

In the event of other changes in the Company’s capital position causing significant changes to the financial value of RSUs, RSUs shall (except as provided above) be adjusted in order to ensure that the changes do not influence the financial value of the RSUs. The calculation method to be applied to the adjustment shall be decided by an external advisor appointed by the Board of Directors.

8.13	It is emphasized that increase or reduction of the Company’s share capital at market price does not lead to an adjustment of the number of RSUs.

8.14	If an adjustment according to clauses 8.1-8.12 of the number of RSUs does not amount to a whole number of RSUs, the number shall be rounded down to the nearest whole number.

8.15	In case of one of the transactions mentioned above, the Company shall inform the Participant hereof by written notice.

9	Tax, holiday pay, pension contributions etc.

9.1

The value of the RSUs (or any related benefits) will not be included in the Participant’s salary, wages, holiday pay, pension contributions, payments of any kind upon the termination of the Participant’s employment or service (whether or not the termination is found to be invalid, unlawful or in breach of applicable employment law or an applicable agreement), or other benefits and allowances. Similar rules shall apply to any cash equivalents paid instead of ADSs or Shares in accordance with clause 6 and 8.11.b and dividend equivalents paid in accordance with clause 8.6. If, however, the value of such cash equivalents in a given country by law or regulation must be included in the calculation of holiday pay, pension contributions, payments of any kind upon the termination of the Participant’s employment or service, or other benefits and allowances, the value of the cash equivalent shall – prior to the allocation of such cash equivalents – be reduced with an amount equivalent to the amount to be paid in holiday pay, pension contribution, payment upon the termination of the Participant’s employment or service, or benefits and allowances.

9.2

The Company and any Group Company shall have the authority and the right to deduct or withhold (including by means of a “sell-to-cover” or “withhold-to-cover”, as described above), or to require the Participant to remit to the Company or any Group Company, an amount sufficient to satisfy all applicable federal, state and local taxes, including, without limitation, income tax, social security charges (and/or any similar charges), fringe benefit tax, employment tax, stamp tax and any employer tax liability which has been transferred to a Participant (collectively, “Tax”) required by law to be withheld with respect to any taxable event arising in connection with the RSUs. This includes authority and right to make a deduction from salary or other cash payments that are payable to the Participant by the Company or any Group Company. The Company and any Group Company shall have the authority and right to deduct or withhold at any chosen rate of Tax, including, for example, at any minimum, maximum or average rate of Tax. If there is any excess deduction or withholding, the excess amount will be refunded to the Participant as soon as practicable. If the amount deducted or withheld is insufficient to satisfy the Tax liability, the Company and any Group Company shall have the authority and right to make any such further deduction or withholding, or require any further payment, in order to satisfy that liability. The Company shall not be obligated to deliver any ADSs or Shares to the Participant or the Participant’s legal representative unless and until the Participant or the Participant’s legal representative shall have paid or otherwise satisfied in full the amount of all Tax applicable to the taxable income of the Participant resulting from the grant or vesting of the RSUs or the issuance of ADSs or Shares or the cash equivalent to the value of the ADSs or Shares.

9.3

Except as otherwise required under applicable law, all direct and indirect personal Tax payments connected with the RSU Program, including the ownership and any subsequent sale of ADSs or Shares or other share-based incentives, shall be carried solely by the Participant and the Company shall in no way be liable for the Participant’s Tax liability in connection with participation in the RSU Program.

9.4

The Company recommends that the Participant himself/herself investigates the local personal tax consequences of participating in the RSU Program, including consequences of potentially receiving cash payments equivalent to the value of an ADS or Share. The Participant is personally responsible for declaring any taxable benefit and paying all Tax that may be levied on the Participant as a result of participating in the RSU Program. The Company does not guarantee any particular tax treatment in relation to the RSU Program.

10	General provisions

10.1

Participation in the RSU Program is strictly limited to Participants and any offer and participation in the RSU Program is not intended to constitute a public offer in any jurisdiction. Any such offer will be a private offer and will be made strictly at the discretion of the Company. The Participant must therefore keep all related documents confidential and may not reproduce, distribute or otherwise make public any such documents without the Company’s express written consent.

10.2

Any information provided by the Company, any Group Company or service provider (including, without limitation, a plan administrator) in respect of the RSU Program does not take into account the Participant’s individual circumstances, objectives, needs or financial situation and does not constitute legal, tax, investment or financial advice. Any tax or other information provided should therefore be considered as guidance only, as relevant.

10.3

RSUs and related benefits granted under the RSU Program are not secured, guaranteed or warranted by the Company or any Group Company and participation in the RSU Program involves certain risks. No specified level of return is guaranteed. The Participant should exercise caution in relation to an offer or participation under the RSU Program.

10.4

The Participant should obtain independent professional advice if they are in doubt about any aspect of the RSU Program, including the legal, regulatory or tax implications, and before taking related action.

10.5

The Participant is not automatically entitled to the exercise of any discretion under the RSU Program in their favour and the Participant does not have any claim or right of action in respect of any decision or omission that may operate to their disadvantage.

10.6

The RSU Program does not form part of the Participant’s employment or service agreement with the Participant’s employing entity and does not change the terms of any such agreement. Participation in the RSU Program does not create any expectation or right to continued employment or service.

10.7	The RSU Program is offered and administered by the Company and not by the Participant’s employing entity (if different).

10.8	All documents or information connected to the RSU Program may be communicated and stored electronically using means that are secure, private and accessible to the relevant parties.

10.9

There is a risk that ADSs or Shares may fall or rise in value. Market forces may impact the price of ADSs or Shares and, in the worst case, the market value of the ADSs or Shares may become zero. Neither the Company nor any Group Company is liable for any loss due to movements in ADS or Share value.

10.10

If ADSs or Shares are traded in a currency that is not the currency of the Participant’s jurisdiction, the value of the ADSs or Shares to the Participant may also be affected by movements in the exchange rate. Neither the Company nor any Group Company is liable for any loss due to movements in the exchange rate or any charges imposed in relation to the conversion or transfer of currency.

10.11

Exchange controls, currency controls or foreign asset reporting requirements in a jurisdiction may require the Participant to comply with certain notification, approval and/or repatriation obligations with respect to ADSs or Shares and any funds that the Participant transfers or receives in connection with the RSU Program. The Participant may also be subject to local securities law and/or exchange control restrictions and other obligations. The Participant is solely responsible for ensuring compliance with any such obligations that may apply to the Participant in connection with the RSU Program. In the event that the Participant fails to comply with any such obligations, neither the Company nor any Group Company is liable in any way for resulting fines or other penalties.

10.12

The Participant accepts that any documents and information communicated in connection with the RSU Program may be provided in the English language only and it is possible that no translated versions will be provided. The English versions of such documents will always prevail in the event of any inconsistency with translated documents. The Participant is responsible for ensuring that they fully understand the relevant documents and information.

11	Governing Law and Venue

11.1	Acceptance of RSUs, the Terms and Conditions, Grant Acceptance and Employer Statement shall be governed by Danish law.

11.2

Any disagreement between the Participant and the Company in relation to the understanding or implementation of Restricted Stock Unit Program shall be settled amicably by negotiation between the parties.

11.3

If the parties fail to reach consensus, any disputes shall be finally settled by arbitration administered by the Danish Institute of Arbitration in accordance with the Rules of Arbitration adopted by the Board of the Danish Institute of Arbitration. The Chairman’s Committee of the Danish Institute of Arbitration shall appoint one arbitrator who shall settle the dispute according to Danish law.

Addendum – European Economic Area Jurisdictions

An offer made under the RSU Program is made to align the interests of the Participant with the interests of the Company’s shareholders, to incentivize and share the continued success of the Company, and to retain employees contributing to the long-term success of the Company.

The RSUs are offered by the Company. The shares which are the subject of the RSUs are ADSs or Shares. More information in relation to the Company, including the share price, can be found at the following web address: https://investors.ascendispharma.com/.

The details of the offer are set out within the documents listed at clause 2.1 above. The number of ADSs or Shares that are the subject of an offer to the Participant will be set out in the Grant Acceptance document issued to them.

The obligation to publish a prospectus does not apply to an offer made in Belgium, Denmark, Germany, Italy, Luxembourg, Netherlands, Norway, Spain or Sweden because of the employee offer exemption set out at Article 1(4)(i) of the EU Prospectus Regulation (together with any applicable local implementing legislation).

The obligation to publish a prospectus does not apply to an offer made in France because the RSUs are considered to be non-transferable securities and so will fall outside of the scope of the EU Prospectus Regulation (together with any applicable local implementing legislation).

The obligation to publish a prospectus does not apply to an offer made in Finland because the ADSs or Shares underlying the RSUs are offered for no consideration and so will fall outside of the scope of the EU Prospectus Regulation (together with any applicable local implementing legislation).

The obligation to publish a prospectus does not apply to an offer made in Portugal because of the ‘fewer than 150 persons’ exemption set out at Article 1(4)(b) of the EU Prospectus Regulation (together with any applicable local implementing legislation).

Addendum – Denmark

Danish	Stock Option Act

As a part of the plan documents, Danish Participants receive an Employer Statement translated into Danish summarizing such specific terms of the Grant as required in the Danish Stock Option Act. The Employer Statement is sent to the Participant after the Grant has been registered in the Online RSU Platform.

Tax

The RSUs are taxable at vesting according to section 16 of the Danish Tax Assessment Act (Ligningslovens § 16).

Addendum – Germany

Tax

The value of the RSUs is treated as a benefit in kind and qualifies as employment income subject to German income tax. The benefit in kind is deemed to have accrued on the day on which the employee is provided with the economic ownership of the shares by the fulfilment of the vesting conditions, i.e. at the time of vesting.

The Company is obliged to withhold tax on the employment income from the employee.

Addendum – USA

Leave of absence – military service

In the event that the Participant takes a leave of absence related to military service (USERRA), RSUs Granted will, if so required by law, continue to vest according to clause 4.1, and clause 4.2 shall remain applicable as a vesting condition.

Tax	- Section 409A

The intent of the parties is that payments and benefits under this RSU Program are exempt from the application of Section 409A of the Code to the maximum extent permissible and to comply with Section 409A of the Code and the regulations and guidance promulgated thereunder to the extent not exempt. Accordingly, to the maximum extent permitted, this RSU Program shall be interpreted in a manner that provides for the RSUs and settlement thereof to be exempt from Section 409A of the Code and, to the extent the RSUs or settlement thereof are not exempt from Section 409A of the Code, to be in compliance therewith. A termination of employment shall not be deemed to have occurred for purposes of any provision of this program providing for the payment of any amounts or benefits that constitute “deferred compensation” for the purposes of Section 409A of the Code upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this RSU Program, references to a “termination,” “termination of employment,” “or like terms shall mean “separation from service.” Notwithstanding any provision to the contrary in this RSU Program, if a Participant is deemed by the Company at the time of the Participant’s “separation from service” to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if settlement of RSUs upon a “separation from service” set forth herein and/or under any other agreement with the Company gives rise to “deferred compensation” for the purposes of Section 409A of the Code, then to the extent delayed commencement of any portion of such settlement is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A of the Code, such payments shall not be provided to the Participant prior to the earliest of (i) the expiration of the six-month period measured from the date of the Participant’s “separation from service” with the Company, (ii) the date of the Participant’s death or (iii) such earlier date as permitted under Section 409A of the Code without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all settlements deferred pursuant to this section shall be made in a single instalment, and any remaining settlements due shall be made as otherwise provided herein or in the applicable agreement. The Company may make such amendments to this RSU Program or the RSUs hereunder as it deems necessary or advisable to remain exempt from or to comply with Section 409A of the Code or other applicable law. Such modifications shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Participants and the Company of the applicable provision without violating the provisions of Section 409A of the Code.